AGENCY AGREEMENT

May 26, 2016

Northern Dynasty Minerals Ltd.
Suite 1500, 1040 West Georgia Street
Vancouver, BC
V6E 4H1

Attention:	Mr. Ronald W. Thiessen
President and Chief Executive Officer

Dear Sirs:

The undersigned, Global Securities Corporation (“Global” or the “Lead Agent”), as lead agent and sole bookrunner, together with Industrial Alliance Securities Inc. (“IAS” and together with the Lead Agent, the “Agents”), understand that Northern Dynasty Minerals Ltd. (the “Company”) proposes to issue and sell an aggregate of up to 31,111,111 units of the Company (the “Units”) at a price of $0.45 per Unit (the “Offering Price”) for aggregate gross proceeds to the Company of up to $14,000,000 (the “Offering”). Each Unit will consist of one common share in the capital of the Company (a “Common Share”) and one common share purchase warrant (a “Warrant”), with each Warrant exercisable into one common share of the Company (a “Warrant Share”) at the exercise price of $0.65 per Warrant Share for a period of five (5) years after the closing date of the Offering.

The Company hereby grants the Agents, in their respective percentages set out in Section 13 of this Agreement, a non-assignable option (the “Over-Allotment Option”) to offer for sale such additional number of Units (the “Over-Allotment Units”) at the Offering Price per Over-Allotment Unit as may be mutually agreed to by the Company and the Lead Agent. The Common Shares and the Warrants underlying the Over-Allotment Units are referred to as the “Over-Allotment Shares” and the “Over-Allotment Warrants”, respectively. Each Over-Allotment Warrant will be exercisable into one common share of the Company (an “Over-Allotment Warrant Share”) at the exercise price of $0.65 per Over-Allotment Warrant Share for a period of five (5) years after the Over-Allotment Closing Date (as hereinafter defined). The number of Over-Allotment Units issuable upon the exercise of the Over-Allotment Option is to and up to 2,100,000 Over-Allotment Units. The Over-Allotment Option is exercisable in accordance with Section 8 of this Agreement. The Agents shall be under no obligation to exercise the Over-Allotment Option in whole or in part.

Reference herein to Units shall include the Over-Allotment Units unless the context otherwise provides. The Units, the Common Shares, the Warrants, the Warrant Shares, the Over-Allotment Units, the Over-Allotment Shares, the Over-Allotment Warrants and the Over-Allotment Warrant Shares are collectively referred to herein as the “Securities”.

Upon and subject to the terms and conditions set forth herein, the Agents hereby agree to act, and upon acceptance hereof, the Company hereby appoints the Agents, as the Company’s agents to solicit on a commercially reasonable efforts basis in the Selling Jurisdictions (as hereinafter defined), without underwriter liability, offers to purchase the Units under the Offering. It is understood and agreed that the Agents are under no obligation to purchase any of the Units, although the Agents may subscribe for and purchase Units if they so desire. The Agents acknowledge and agree that the Company has final discretion as to acceptance of any potential Purchaser proposed by the Agents and before authorizing or issuing a sale confirmation to a Purchaser, the Agents will have first confirmed in writing the acceptability of the Purchaser with the Company.

In consideration of the Agents’ services to be rendered in connection with the Offering, the Company shall pay to the Agents a cash fee (the “Agents’ Fee”) equal to 2.0% of the gross proceeds of the Offering, provided that the Agent’s Fee may be increased to a maximum of 4.0% in order to permit a concession fee to be paid to licensed broker-dealers, brokers or investment dealers in connection with sales under the Offering (a “Concession Fee”) as consideration for the introduction of investors to the Company and the Agents. In such circumstances, the amount of the Agent’s Fee will equal 2.0% plus the amount of the Concession Fee. Notwithstanding the foregoing, the Agents’ Fee for any sales to U.S. Purchasers (as defined below) will equal 2.0% of the gross proceeds of the Units sold to U.S. Purchasers in all circumstances. The Agents’ Fee shall be payable at the Closing Time (as hereinafter defined) by way of deduction from the gross proceeds of the Offering otherwise payable to the Company. The Agents will make prior disclosure to the Company of the payment of any proposed Concession Fee, which disclosure will include the amount of the Concession Fee and the identity of the proposed Purchaser and the registered dealer. The Company has final discretion as to the participation of any Purchaser.

The Company agrees that the Agents will be permitted to appoint, at their sole expense, other registered dealers or other dealers duly qualified in their respective jurisdictions, in each case acceptable to the Company, acting reasonably, as agents to assist in the Offering in the Selling Jurisdictions and that the Agents may determine, and shall be solely responsible for, the remuneration payable to such other dealers.

The Company has prepared and filed a preliminary short form base shelf prospectus with each of the Canadian Securities Commissions (as hereinafter defined) dated February 26, 2016 (together with the Documents Incorporated by Reference (as hereinafter defined), the “Canadian Preliminary Base Shelf Prospectus”), and a final short form base shelf prospectus dated March 7, 2016 (together with the Documents Incorporated by Reference therein and any supplements or amendments thereto, the “Canadian Final Base Shelf Prospectus”), in respect of up to $20,000,000 aggregate initial offering price of common shares, warrants, subscription receipts and units of the Company (the “Shelf Securities”), omitting the Shelf Information (as hereinafter defined) in accordance with the Shelf Procedures (as hereinafter defined). The Company received a Dual Prospectus Receipt (as hereinafter defined) for the Canadian Preliminary Base Shelf Prospectus on February 26, 2016 and for the Canadian Final Base Shelf Prospectus on March 7, 2016. The Company has also prepared a prospectus supplement relating to the Offering, to be dated the date hereof and filed with the Canadian Securities Commissions, in accordance with the Shelf Procedures (including the Documents Incorporated by Reference therein, the “Canadian Prospectus Supplement”). The information, if any, included in the Canadian Prospectus Supplement that is omitted from the Canadian Final Base Shelf Prospectus, but that is deemed under the Shelf Procedures to be incorporated by reference into the Canadian Final Base Shelf Prospectus as of the date of the Canadian Prospectus Supplement, is referred to herein as the “Shelf Information”. The Canadian Prospectus Supplement, together with the Canadian Final Base Shelf Prospectus, are hereafter referred to as the “Canadian Prospectus”.

The Company has also prepared and filed with the United States Securities and Exchange Commission (the “SEC”) a shelf registration statement on Form F-3 (No. 333-209921) relating to the offer and sale, from time to time, of up to $20,000,000 of the Shelf Securities (the initial filing and all pre-effective amendments thereto collectively being referred to as the “Initial Registration Statement”). The Initial Registration Statement was declared effective by the SEC on March 30, 2016 and the Company filed with the SEC the form of prospectus contained in the Initial Registration Statement pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “U.S. Securities Act”), which was deemed by virtue of Rule 430B under the Securities Act to be a part of the Initial Registration Statement. The various parts of the Initial Registration Statement, including all exhibits thereto and including (i) the information contained in the form of final prospectus filed with the SEC pursuant to Rule 424(b) under the U.S. Securities Act in accordance with this Agency Agreement (including the schedules attached hereto, as amended or supplemented from time to time) (this “Agreement”) and deemed by virtue of Rule 430B under the U.S. Securities Act to be part of the Initial Registration Statement at the time it became effective under the U.S. Securities Act with respect to the Agents, and (ii) the documents incorporated by reference in the prospectus contained in the Initial Registration Statement at the time such part of the Registration Statement became effective, each as amended at the time such part of the Initial Registration Statement became effective under the U.S. Securities Act with respect to the Agents, are hereafter collectively referred to as the “Registration Statement.” Any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), after the effective date of the Initial Registration Statement that is incorporated by reference therein. The base prospectus related to the Registration Statement filed with the SEC pursuant to Rule 424(b) under the U.S. Securities Act in the form in which it has most recently been filed with the SEC on or prior to the date of this Agreement is hereinafter referred to as the “U.S. Base Prospectus.” The prospectus supplement relating to the Offering to be filed with the SEC pursuant to this Agreement in accordance with Rule 424(b) under the U.S. Securities Act is hereafter referred to as the “U.S. Prospectus Supplement.” The U.S. Prospectus Supplement, together with the U.S. Base Prospectus, are hereafter referred to as the “U.S. Prospectus”.

Any reference herein to any “amendment” or “supplement” to the U.S. Base Prospectus, the U.S. Prospectus, the Canadian Final Base Shelf Prospectus, or the Canadian Prospectus shall be deemed to refer to and include (i) the filing of any document with the Canadian Securities Commissions or the SEC after the date of the Canadian Prospectus or the U.S. Prospectus, as the case may be, which is incorporated therein by reference or is otherwise deemed to be a part thereof or included therein by the U.S. Securities Act or Canadian Securities Laws (as hereinafter defined), as applicable, and (ii) any such document so filed.

The U.S. Prospectus and the Canadian Prospectus are hereinafter sometimes individually referred to as a “Prospectus” and, together, as the “Prospectuses”. The U.S. Prospectus Supplement and the Canadian Prospectus Supplement are hereinafter sometimes individually referred to as a “Prospectus Supplement” and, together, as the “Prospectus Supplements”.

This offer is conditional upon and subject to the additional terms and conditions set forth below.

1.          Interpretation

1.1        Definitions: Unless expressly provided otherwise, where used in this Agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

“Agents” has the meaning set out in the first paragraph of this Agreement;

“Agents’ Fee” has the meaning set out in the fifth paragraph of this Agreement;

“Applicable Securities Laws” means the Canadian Securities Laws and the U.S. Securities Laws;

“BCBCA” means the Business Corporations Act (British Columbia);

“BCSC” means the British Columbia Securities Commission;

“British Columbia Act” means the Securities Act (British Columbia) and the rules and regulations promulgated thereunder, together with applicable published policy statements, instruments, rules, orders and notices of the BCSC, as amended, supplemented or replaced from time to time;

“Business Day” means a day that is not a Saturday, Sunday, a day on which banks are closed in the City of Vancouver, British Columbia, or civic or statutory holiday in the City of Vancouver, British Columbia;

“Canadian Securities Laws” means collectively, the applicable securities laws of each of the Qualifying Provinces, their respective regulations, rulings, rules, orders and prescribed forms thereunder and the applicable policy statements issued by the Canadian Securities Commissions thereunder;

“Canadian Final Base Shelf Prospectus” has the meaning set out in the seventh paragraph of this Agreement;

“Canadian Offering Documents” means the Canadian Prospectus and any Canadian Prospectus Amendment, including the Canadian Prospectus Supplement;

“Canadian Preliminary Base Shelf Prospectus” has the meaning set out in the seventh paragraph of this Agreement;

“Canadian Prospectus” has the meaning set out in the seventh paragraph of this Agreement;

“Canadian Prospectus Amendment” means any amendment or supplement to the Canadian Prospectus;

“Canadian Prospectus Supplement” has the meaning set out in the seventh paragraph of this Agreement;

“Canadian Securities Commissions” means the securities regulatory authorities in each of the Qualifying Provinces;

“Closing” means the closing of the purchase and sale of the Units pursuant to the Offering;

“Closing Date” means June 10, 2016 or such earlier or later date as the Company and the Lead Agent may agree, but in any event not later than 90 days after the date hereof;

“Closing Time” means 8:00 a.m. (Vancouver time) on the Closing Date or the Over-Allotment Closing Date, as applicable;

“Company” has the meaning set out in the first paragraph of this Agreement;

“Company’s Information Record” means all information contained in any press release, material change report (excluding any confidential material change report), financial statements, technical reports or other document of the Company which has been publicly filed by or on behalf of the Company pursuant to Applicable Securities Laws after January 1, 2014 or otherwise, and all documents and information which have been provided to the Lead Agent and its counsel by or on behalf of the Company;

“Concession Fee” has the meaning set out in the fifth paragraph of this Agreement;

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company to the Agents concurrently with the execution of this Agreement;

“Distribution Period” means the period commencing on the date of this Agreement and ending on the date on which all of the Units have been sold by the Agents, but in any event no later than 90 days after the date hereof;

“Documents Incorporated by Reference” means all financial statements, management information circulars, annual information forms, material change reports or other documents filed by the Company on SEDAR, whether before or after the date of this Agreement, that are required pursuant to Applicable Securities Laws of the Qualifying Provinces to be incorporated by reference into the Canadian Prospectus;

“Dual Prospectus Receipt” means the receipt issued by the BCSC, which is deemed to also be a receipt of the other Canadian Securities Commissions and evidence of the receipt of the Ontario Securities Commission pursuant to Multilateral Instrument 11-102 - Passport System and National Policy 11-202 - Process for Prospectus Reviews in Multiple Jurisdictions, for the Canadian Preliminary Base Shelf Prospectus, the Canadian Final Base Shelf Prospectus and any Canadian Prospectus Amendment, as the case may be;

“including” means including without limitation;

“insider” has the meaning set out in the British Columbia Act;

“Leased Premises” means the premises which are material to the Company and/or a Subsidiary and which the Company and/or the Subsidiary occupies as tenant;

“Liens” means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant, right of use or any other right or claim of any kind or nature whatever which affects ownership or possession of, or title to, any interest in, or the right to use or occupy such property or assets;

“Material Adverse Effect” means any materially adverse change in or effect on the business, assets, properties, affairs, liabilities (contingent or otherwise), prospects, results of operations, capital or condition (financial or otherwise) of the Company or any Subsidiary, taken as a whole;

“material change” has the meaning set out in the British Columbia Act;

“Material Contract” means any material contract, commitment, agreement (written or oral), joint venture instrument, lease or other document, to which the Company or any Subsidiary is bound which is material to the Company or the Subsidiary;

“material fact” has the meaning set out in the British Columbia Act;

“Material Subsidiaries” means 3537137 Canada Inc., Pebble Services Inc., Pebble Mines Corp., Pebble West Claims Corporation, Pebble East Claims Corporation, Northern Dynasty Partnership, Pebble Limited Partnership and U5 Resources Inc.;

“misrepresentation” has the meaning set out in the British Columbia Act;

“NI 41-101” means National Instrument 41-101 - General Prospectus Requirements;

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects;

“NI 44-101” means National Instrument 44-101 - Short Form Prospectus Distributions;

“NI 44-102” means National Instrument 44-102 - Shelf Distributions;

“NYSE MKT” means the NYSE MKT equities exchange;

“Offering” has the meaning set out in the first paragraph of this Agreement;

“Offering Documents” means the Canadian Offering Documents and the U.S. Offering Documents;

“Offering Price” has the meaning set out in the first paragraph of this Agreement;

“Over-Allotment Closing Date” means the third Business Day after the notice of exercise of the Over-Allotment Option is delivered to the Company, or any earlier or later date as may be mutually agreed to in writing by the Company and the Agents, each acting reasonably;

“Over-Allotment Option” has the meaning given to that term in the second paragraph of this Agreement;

“Over-Allotment Shares” has the meaning given to that term in the second paragraph of this Agreement;

“Over-Allotment Warrants” has the meaning given to that term in the second paragraph of this Agreement;

“Passport System” means the passport system provided for under Multilateral Instrument 11-102 Passport System and National Policy 11-202 Process for Prospectus Reviews in Multiple Jurisdictions among the securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada;

“Pebble Project” means the Pebble project, a copper-gold-molybdenum mineral project in the State of Alaska, as described in the Prospectus;

“person” means an individual, corporation, limited liability company, limited partnership, general partnership or association, joint venture, trust, bank, investment club, government agency or political subdivisions thereof and every other form of legal or business entity of any nature or kind whatsoever;

“Prospectus” and “Prospectuses” have the meaning set out in the tenth paragraph of this Agreement;

“Prospectus Supplement” and “Prospectus Supplements” have the meaning set out in the tenth paragraph of this Agreement

“Purchasers” means, collectively, each of the purchasers of Units arranged by the Agents pursuant to the Offering;

“Qualifying Provinces” means, collectively, the provinces of British Columbia, Alberta and Ontario;

“Registration Statement” has the meaning set out in the eighth paragraph of this Agreement;

“Selling Group” means, collectively, those registered dealers appointed by the Agent to assist in the Offering as contemplated in the sixth paragraph of this Agreement;

“Selling Jurisdictions” means, collectively, the Qualifying Provinces, the United States and, with the approval of the Company, other international jurisdictions;

“Shelf Information” has the meaning set out in the seventh paragraph of this Agreement;

“Shelf Procedures” means the procedures with respect to shelf distributions as described in NI 44-101 and NI 44-102;

“Subsidiary” has the meaning set out in the BCBCA and includes each direct and indirect subsidiary of the Company as at the date hereof;

“Supplementary Material” means, collectively, any amendment to the Offering Documents, any amended or supplemental prospectus or ancillary material required to be filed by or on behalf of the Company under the Applicable Securities Laws in connection with the Offering, and any material incorporated therein by reference;

“Survival Limitation Date” means the later of:

(i)	the second anniversary of the Closing Date, and

(ii)

the latest date under the Applicable Securities Laws relevant to a Purchaser (non- residents of Canada being deemed to be resident in the Province of British Columbia for such purposes) that a Purchaser may be entitled to commence an action or exercise a right of rescission, with respect to a misrepresentation contained in the Canadian Prospectus or, if applicable, any Supplementary Material;

“Transfer Agent” means Computershare Investor Services Inc.;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Amended Prospectus” means any amendment or supplement to the U.S. Prospectus, including the U.S. Prospectus Supplement;

“U.S. Base Prospectus” has the meaning set out in the eighth paragraph of this Agreement;

“U.S. Exchange Act” has the meaning set out in the eighth paragraph of this Agreement;

“U.S. Offering Documents” means the Registration Statement, any U.S. Registration Statement Amendment, the U.S. Prospectus and any U.S. Amended Prospectus;

“U.S. Prospectus” has the meaning set out in the eighth paragraph of this Agreement;

“U.S. Prospectus Supplement” has the meaning set out in the eighth paragraph of this Agreement;

“U.S. Registration Statement Amendment” means any amendment to the Registration Statement and any post-effective amendment to the Registration Statement filed with the SEC;

“U.S. Securities Act” has the meaning set out in the eighth paragraph of this Agreement;

“U.S. Securities Laws” means all applicable United States securities laws, including, without limitation, the U.S. Securities Act, the U.S. Exchange Act and the rules and regulations promulgated thereunder; and

“U.S. Selected Dealer” means IA Securities (USA) Inc.

1.2        Division and Headings: The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement.

1.3        Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.4        Currency: Except as otherwise indicated, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

1.5        Schedules: The following are the schedules attached to this Agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule “A” – Form of Canadian Opinion of the Company’s Counsel

Schedule “B” – U.S. Selected Dealer Agreement of even date herewith

2.          Nature of Transaction

2.1        Each Purchaser resident in a Selling Jurisdiction shall purchase the Units pursuant to the applicable Offering Documents. The Company hereby agrees to comply with all Applicable Securities Laws on a timely basis in connection with the sale and distribution of the Units. The Agents will assist the Company in all reasonable respects to comply with all such Applicable Securities Laws, provided that compliance with Applicable Securities Laws with respect to the Company will remain the sole responsibility of the Company.

2.2        The Agents understand that the Company intends to file, without the assistance or involvement of the Agents, a prospectus supplement in the Qualifying Provinces and the United States to qualify a direct concurrent distribution and sale of Units to certain United States investors concurrently with the filing of the Prospectus Supplements.

3.          Covenants and Representations of the Agents

3.1        Each of the Agents covenants with the Company that it will (and will use its commercially reasonable efforts to cause the members of the Selling Group, if any, to):

(a)	comply with all Applicable Securities Laws and the provisions of this Agreement in connection with the offer to sell and the distribution of the Units;

(b)

not, directly or indirectly, sell or solicit offers to purchase the Units or distribute or publish any offering circular, prospectus, form of application, advertisement or other offering materials in any country or jurisdiction so as to require registration or filing of a prospectus with respect thereto or compliance by the Company with regulatory requirements (including any continuous disclosure obligations) under the laws of, or subject the Company (or any of its directors, officers or employees) to any inquiry, investigation or proceeding of any securities regulatory authority, stock exchange or other authority in, any jurisdiction, other than the Offering Documents;

(c)

offer and sell the Units only in the Selling Jurisdictions and only at the Offering Price, subject to decreasing the Offering Price in accordance with disclosure in the Offering Documents and with the consent of the Company;

(d)

with respect to potential Purchasers in the United States, will cause the U.S. Selected Dealer to only offer and sell the Units to Purchasers who qualify as “Qualified Institutional Buyers” under Rule 144A of the U.S. Securities Act (the “U.S. Purchasers”) and will in no event offer and sell more than 18,000,000 Units to U.S. Purchasers, or such lesser amount as permitted pursuant to the instructions to SEC Form F-3;

(e)

comply with all broker-dealer laws and requirements under the U.S. Exchange Act, applicable state securities law and rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) in completing offers and sales to the U.S. Purchasers;

(f)	use commercially reasonable efforts to complete and to cause the members of the Selling Group, if any, to complete the distribution of the Units as soon as reasonably practicable; and

(g)

deliver one copy of the Canadian Prospectus, together with any Canadian Prospectus Amendment and any Supplementary Material, as applicable, to each of the Purchasers and additionally deliver to each U.S. Purchaser one copy of the U.S. Prospectus, together with any U.S. Prospectus Amendment and any Supplementary Material.

3.2        The Lead Agent shall notify the Company when, in its opinion, the Agents and the Selling Group have ceased distribution of the Units and, if required for regulatory compliance purposes, provide a breakdown of the number of Units distributed and proceeds received: (a) in each of the Qualifying Provinces; and (b) in any other Selling Jurisdictions.

3.3        Each of the Agents represents and warrants to the Company and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement that:

(a)	it is a valid and subsisting corporation, duly incorporated and in good standing under the laws of the jurisdiction in which it was incorporated;

(b)	it holds all licenses and permits that are required for carrying on its business in the manner in which such business has been carried on;

(c)	it has good and sufficient right and authority to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(d)	it is appropriately registered in the applicable Selling Jurisdictions so as to permit it to lawfully fulfill its obligations hereunder.

3.4        The representations and warranties of the Agents contained in this Agreement shall be true at the Closing Time and they shall survive the completion of the transactions contemplated under this Agreement until the Survival Limitation Date, except as otherwise disclosed to the Company.

4.          Covenants of the Company

4.1        The Company hereby covenants that it shall:

(a)

prepare the Canadian Prospectus in a form approved by the Lead Agent and will file the Canadian Prospectus Supplement with the Canadian Securities Commissions no later than the BCSC’s close of business on the date of this Agreement;

(b)

prepare the U.S. Prospectus in a form approved by the Lead Agent and will file the U.S. Prospectus Supplement with the SEC pursuant to Rule 424(b) of the U.S. Securities Act no later than the SEC’s close of business on the date of this Agreement;

(c)

after the date of this Agreement and during the Distribution Period, (i) notify the Agents promptly of the time when any subsequent amendment to the Canadian Base Prospectus or the Registration Statement, other than documents incorporated by reference, has been filed with any Canadian Securities Commissions or the SEC, as applicable, and/or has become effective or where a receipt has been issued therefor or any subsequent supplement to a Prospectus has been filed and of any request by any Canadian Securities Commissions or the SEC for any amendment or supplement to the Canadian Base Prospectus, the Registration Statement or any Prospectus or for additional information, (ii) prepare and file with the Canadian Securities Commissions and the SEC, promptly upon the Agent’s request, any amendments or supplements to the Canadian Base Prospectus, the Registration Statement or any Prospectus, as applicable, that, in the Agent’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Units by the Agents (provided, however, that the failure of the Agents to make such request shall not relieve the Company of any obligation or liability hereunder, or affect the Agents’ right to rely on the representations and warranties made by the Company in this Agreement); (iii) not file any amendment or supplement to the Canadian Base Prospectus, the Registration Statement or any Prospectus, other than documents incorporated by reference, relating to the Securities unless a copy thereof has been submitted to the Agents within a reasonable period of time before the filing and the Agents have not reasonably objected thereto (provided, however, that the failure of the Agents to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect the Agents’ right to rely on the representations and warranties made by the Company in this Agreement) and the Company will furnish to the Agents at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Canadian Base Prospectus, the Registration Statement or any Prospectus, except for those documents available via SEDAR or EDGAR; and (iv) cause each amendment or supplement to the Canadian Prospectus, other than documents incorporated by reference, to be filed with the Canadian Securities Commissions in accordance with applicable Canadian Securities Laws and will cause each amendment or supplement to the U.S. Prospectus, other than documents incorporated by reference, to be filed with the SEC as required pursuant to the U.S. Securities Act;

(d)

not, without the prior consent of the Agents, (i) make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the U.S. Securities Act, or (ii) file, refer to, approve, use or authorize the use of any “free writing prospectus” as defined in Rule 405 under the U.S. Securities Act with respect to the Offering of the Securities;

(e)

deliver to the Agents, without charge, copies of the Canadian Prospectus and the U.S. Prospectus and any Supplementary Material as the Agents may reasonably request for the purposes contemplated hereunder and contemplated by Applicable Securities Laws and such delivery shall constitute the consent of the Company to the use of such documents by the Agents in the Selling Jurisdictions in connection with the distribution of the Units, subject to the Agents complying with Applicable Securities Laws and the provisions of this Agreement;

(f)

at all times until the completion of the Distribution Period, to the satisfaction of counsel to the Agents, acting reasonably, promptly take or cause to be taken all additional steps and proceedings that may be required from time to time under Applicable Securities Laws to continue to so qualify the Units, or, in the event that such securities have, for any reason, ceased to so qualify, to again so qualify such securities;

(g)

promptly notify the Agents in writing if, prior to completion of the Distribution Period, there shall occur any material change or any change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or change in fact relating solely to the Agents) concerning the Company and, if applicable, any Subsidiary, on a consolidated basis, or any other change which is of such a nature as to result in, or could be considered reasonably likely to result in, a misrepresentation in the Canadian Prospectus, the U.S. Prospectus or any Supplementary Material, as they exist immediately prior to such change, or could render any of the foregoing, as they exist immediately prior to such change, not in compliance with Applicable Securities Laws;

(h)

promptly notify the Agents in writing with full particulars of any such actual, anticipated, contemplated or threatened change referred to in the preceding paragraph and the Company shall, to the satisfaction of the Agents, acting reasonably, provided the Agents have taken all action required by them hereunder to permit the Company to do so, file promptly and, in any event, within all applicable time limitation periods with the Canadian Securities Commissions a new or amended Prospectus Supplement or Supplementary Material, as the case may be, or material change report as may be required under Applicable Securities Laws and shall comply with all other applicable filing and other requirements under Applicable Securities Laws and shall deliver to the Agents as soon as practicable thereafter their reasonable requirements of conformed copies of any such new or amended Prospectus Supplement or Supplementary Material. The Company will not file any such new or amended disclosure documentation or material change report without first obtaining the written approval of the form and content thereof by the Agents, which approval shall not be unreasonably withheld; provided that the Company will not be required to file a registration statement or otherwise register or qualify the Units for sale or distribution outside the Qualifying Provinces and the United States;

(i)

in good faith discuss with the Agents as promptly as possible any circumstance or event which is of such a nature that there is or ought to be consideration given as to whether there may be a material change or change in a material fact described in the preceding two paragraphs;

(j)	use the net proceeds received from the sale of the Units in the manner described in the Prospectus Supplement under “Use of Proceeds”;

(k)

use its commercially reasonable efforts to effect the listing of the Common Shares and Warrant Shares on the TSX and the NYSE MKT, and the listing of the Warrants on the TSX, including those securities issued upon the exercise of the Over-Allotment Option;

(l)

for a period of 24 months following the Closing Date use its reasonable commercial efforts to maintain its status as a reporting issuer, or the equivalent thereof, in each of the Qualifying Provinces not in default of any material requirement of the Applicable Securities Laws of the Qualifying Provinces provided that this covenant shall not prevent the Company from completing any transaction which would result in the Company ceasing to be a “reporting issuer” so long as the holders of Common Shares receive securities (or cash or any combination thereof as the case may be) of a successor entity pursuant to a transaction in compliance with applicable corporate laws and Applicable Securities Laws, or the Company’s shareholders approve the transaction;

(m)

for a period of 24 months following the Closing Date use its reasonable commercial efforts to maintain the listing of the Common Shares on the TSX or such other recognized stock exchange or quotation system as the Agents may approve, acting reasonably provided that this covenant shall not prevent the Company from completing any transaction which would result in the Common Shares ceasing to be listed so long as the holders of Common Shares receive securities (or cash or any combination thereof as the case may be) of a successor entity pursuant to a transaction in compliance with applicable corporate laws and Applicable Securities Laws, or the Company’s shareholders approve the transaction; and

(n)

make generally available to its security holders as soon as practicable, but in any event not later than 12 months after the effective date of the Registration Statement (as defined in Rule 158(c) under the U.S. Securities Act), an earnings statement of the Company (which need not be audited) which will satisfy the provisions of Section 11(a) of the U.S. Securities Act and the rules and regulations of the SEC thereunder.

5.          Representations and Warranties of the Company

5.1        The Company represents and warrants to the Agents and acknowledges that the Agents are relying upon such representations and warranties in connection with the offering and sale of the Units, that:

(a)

Canadian Prospectus. At the time the Company filed the Canadian Base Prospectus, the Company was eligible to file a short-form base shelf prospectus with the Canadian Securities Commissions. The Dual Receipt has been issued in respect of the Canadian Base Prospectus. No order suspending the distribution of the Common Shares or any other securities of the Company has been issued by any Canadian Securities Commissions and no proceedings for that purpose have been instituted or are pending or, to the best of the Company’s knowledge, are contemplated or threatened by any Canadian Securities Commission, and any request made to the Company on the part of any Canadian Securities Commission for additional information has been complied with. The Canadian Prospectus when filed complied and, as amended or supplemented, if applicable, and as of the Closing Time will, comply in all material respects with Canadian Securities Laws. The Canadian Prospectus, as amended or supplemented, as of its date, did not and, as of the Closing Time will not, contain any untrue statement of a material fact (as defined in the British Columbia Act) or omit to state a material fact (as defined in the British Columbia Act) necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Canadian Prospectus, as amended or supplemented, as of its date, did and, as of the Closing Time will, contain full, true and plain disclosure of all material facts relating to the Units and to the Company. The above representations and warranties do not apply to statements in or omissions from the Canadian Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to the Agents furnished to the Company in writing by the Agents expressly for use therein.

(b)

Registration Statement and U.S. Prospectus. The Company meets the general eligibility requirements for use of Form F-3 under the U.S. Securities Act. The Registration Statement has become effective under the U.S. Securities Act. The Company has complied, to the SEC’s satisfaction, with all requests of the SEC for additional or supplemental information. No stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose have been initiated or are pending or, to the best of the Company’s knowledge are contemplated or threatened by the SEC, and any request made to the Company on the part of the SEC for additional information has been complied with. The U.S. Prospectus when filed complied and, as amended or supplemented, if applicable, will comply in all material respects with the applicable provisions of the U.S. Securities Act and the rules and regulations of the SEC thereunder. Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective, complied and, as of the Closing Time will comply, in all material respects with the U.S. Securities Act and did not and, as of the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The U.S. Prospectus, as amended or supplemented, as of its date, did not and, as of the Closing Time, if any, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences do not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto, or the U.S. Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to the Agents furnished to the Company in writing by the Agents expressly for use therein.

(c)

Good Standing of the Company. The Company and each Subsidiary has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority and is duly qualified and possesses all material certificates, permits and licenses issued by the appropriate provincial, municipal and federal regulatory agencies or bodies necessary (and has not received or is not aware of any modification or revocation to such certificates, permits or licenses, except such modifications or amendments as are necessary for the conduct of its business) to carry on its business as now conducted and to own its properties and assets, and the Company and each Subsidiary has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement and the Offering Documents.

(d)

Compliance with Securities and Corporate Laws. The Company and each Subsidiary is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is licensed, registered or qualified in all jurisdictions in which it is required to be licensed, registered or qualified and all such licenses, registrations and qualifications are, and will at the Closing Time be, valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non- compliance with any such laws, regulations, licenses, registrations and qualifications which could have a Material Adverse Effect.

(e)

Compliance with Securities Laws and Reporting Issuer Status. The Company is a “reporting issuer” in each of the Qualifying Provinces, and its Common Shares are registered pursuant to Section 12(b) of the U.S. Securities Act, and the Company is not in default of the requirements under Canadian Securities Laws or U.S. Securities Laws applicable to the Company. In particular, without limiting the foregoing, the Company is in compliance with all of its timely and continuous disclosure obligations and fees required to be made and paid by the Company under Canadian Securities Laws and U.S. Securities Laws, including its obligation to make timely disclosure of all material changes relating to it and, since December 31, 2015, no such disclosure has been made on a confidential basis and there is no material change relating to the Company or any Subsidiary which has occurred and with respect to which the requisite material change report has not been filed, and such disclosure and filings were true and accurate in all respects as at the respective dates thereof.

(f)

Company’s Information Record. The information contained in the Company’s Information Record is, as of the date of such information, true and correct, and nothing contained in the Company’s Information Record contains a misrepresentation that has not been publicly corrected.

(g)

Material Contracts. All of the Material Contracts not made in the ordinary course of business have been disclosed in the Offering Documents and, if required under Canadian Securities Laws or U.S. Securities Laws, have been filed with the applicable Canadian Securities Commissions, or the SEC, as applicable, and all are valid and subsisting agreements and are in full force and effect. Neither the Company nor any Subsidiary has received notification from any party that it is in breach of or default under any Material Contract.

(h)

Agency Agreement. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder and the transactions contemplated hereby, including the issuance of the Units, have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(i)

Absence of Defaults and Conflicts. The execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder, the issue and sale of the Units hereunder and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both): (i) any statute, rule or regulation applicable to the Company or any Subsidiary, including any Applicable Securities Laws; (ii) the notice of articles and articles of the Company or any Subsidiary, or any resolutions of the shareholders or directors thereof; (iii) any Material Contract to which the Company or any Subsidiary is a party or by which it is bound; or (iv) any judgment, decree or order binding the Company or any Subsidiary or the property or assets of the Company or any Subsidiary.

(j)

Issuance of Units. All necessary corporate action has been taken or will have been taken prior to the Closing Time by the Company so as to validly: (i) issue and sell the Common Shares as fully paid and non-assessable common shares of the Company; (ii) validly create and issue the Warrants; (iii) reserve for issuance the Warrant Shares upon exercise of the Warrants as fully paid and non-assessable Common Shares of the Company.

(k)

Description of Units. The Units conform and will conform to all statements relating thereto contained in the Prospectus Supplements and such descriptions conform to the rights set forth in the instruments defining the same, as applicable. The issuance of the Units is not subject to the pre-emptive rights of any shareholder of the Company and all corporate action required to be taken for the authorization, issuance, sale and delivery of the Units has been validly taken at the date hereof.

(l)

Share Capital. The authorized share capital of the Company consists of an unlimited number of Common Shares. As of the date hereof, there are 222,150,876 Common Shares issued and outstanding as fully paid and non-assessable shares in the capital of the Company.

(m)

Absence of Rights. Other than as disclosed in the Company’s Information Record, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the issue or allotment of any unissued shares of the Company or any other security convertible into or exchangeable for any such shares or to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares of the Company, and no agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Company.

(n)

Exchange Listing. The currently issued and outstanding Common Shares are listed and posted for trading on the TSX and the NYSE MKT, and no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Company or prohibiting the trading of the Company’s issued securities has been issued and no proceedings for such purpose have been instituted or are pending or contemplated or threatened.

(o)

Financial Statements. The audited consolidated financial statements of the Company as at and for the financial year ended December 31, 2015, and the unaudited consolidated financial statements of the Company as at and for the three months ended March 31, 2016, have been prepared in accordance with International Financial Reporting Standards consistently applied throughout the periods referred to therein and present fairly, in all material respects, the consolidated financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Company and each Subsidiary as at such dates and the consolidated results of operations of the Company and each Subsidiary for the periods then ended and there has been no material change in accounting policies or practices of the Company since December 31, 2015. There are no material undisclosed off-balance sheet transactions, arrangements or obligations (including contingent obligations) of the Company or any Subsidiary with unconsolidated entities or other persons that could reasonably be expected to have a Material Adverse Effect.

(p)

No Material Adverse Effect. Since December 31, 2015: (i) except as disclosed in the Offering Documents or the Company’s Information Record, there has been no change in the condition (financial or otherwise), or in the properties, affairs, prospects, operations, assets or liabilities of the Company or any Subsidiary whether or not arising in the ordinary course of business which would give rise to a Material Adverse Effect, (ii) there have been no transactions entered into by the Company or any Subsidiary other than those in the ordinary course of business, which are material with respect to the Company except as disclosed in the Offering Documents; and (iii) the Company and each Subsidiary has carried on its businesses in the ordinary course as disclosed in the Offering Documents.

(q)

Taxes. All taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, customs duties and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable or required to be collected or withheld and remitted, by the Company and each Subsidiary have been paid, collected or withheld and remitted as applicable, except for where the failure to pay such Taxes would not have a Material Adverse Effect or result in an adverse material change to the Company. All tax returns, declarations, remittances and filings required to be filed by the Company and each Subsidiary have been filed with all appropriate governmental authorities by the filing due date, except for where the failure to file such tax returns by the filing due date would not have a Material Adverse Effect or result in an adverse material change to the Company, and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading or result in an adverse material change to the Company, on a consolidated basis. To the knowledge of the Company, no examination of any tax return of the Company or any Subsidiary is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any Taxes that have been paid, or may be payable, by the Company or any Subsidiary. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to the Company or any Subsidiary.

(r)

Auditors. The auditors of the Company who audited the consolidated financial statements of the Company as at and for the year ended December 31, 2015 and who provided their audit report thereon are independent public accountants as required under applicable Canadian Securities Laws and there has never been a “reportable event” (within the meaning of National Instrument 51-102 - Continuous Disclosure Obligations) between the Company and such auditors or, to the knowledge of the Company, any former auditors of the Company.

(s)

Accounting Controls. The Company maintains, and will maintain, a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with International Financial Reporting Standards and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (v) material information relating to the Company and each Subsidiary is made known to those within the entity responsible for the preparation of the financial statements during the period in which the financial statements have been prepared and that such material information is disclosed to the public within the time periods required by applicable laws; and (vi) all significant deficiencies and material weaknesses (if any) in the design or operation of such internal controls that could adversely affect the Company’s ability to disclose to the public information required to be disclosed by it in accordance with applicable law and all fraud, whether or not material, that involves management or employees that have a significant role in the Company’s internal controls have been disclosed to the audit committee of the Company.

(t)

Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency, governmental instrumentality or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, other than as disclosed in the Offering Documents or the Company’s Information Record.

(u)

No Judgements. There are no judgements against the Company, any Material Subsidiary, or, to the Company’s knowledge, any Subsidiary other than a Material Subsidiary, that are unsatisfied, nor are there any consent decrees or injunctions to which the Company, any Material Subsidiary, or, to the Company’s knowledge, any Subsidiary other than a Material Subsidiary is subject.

(v)

Mineral Rights. The Company (either directly or through a Subsidiary) holds participating interests or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which the Company or a Subsidiary has an interest as described in the Offering Documents or the Company’s Information Record under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Company to explore the minerals relating thereto to the extent described in the Offering Documents or the Company’s Information Record. All such property, leases, claims or licences and all property, leases, claims or licences in which the Company or any Subsidiary has any interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, the Company has all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which the Company or any Subsidiary has an interest as described in the Offering Documents or the Company’s Information Record granting the Company the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of the Company in the manner currently contemplated, with only such exceptions as do not interfere with the use made by the Company of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing.

(w)

Property Agreements. Except as described in the Offering Documents or the Company’s Information Record, any and all of the agreements and other documents and instruments related to the Pebble Project pursuant to which the Company or any Subsidiary holds the property and assets thereof (including any interest in, or right to earn an interest in the Pebble Project) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof. Neither the Company nor any Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated. All leases, licences and claims pursuant to which the Company or any Subsidiary derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, license or claim and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid. The Pebble Project (or any interest in, or right to earn an interest in, the Pebble Project) is not subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Company’s Information Record.

(x)

Title to Real Property. Other than as disclosed in the Prospectus Supplement or the Company’s Information Record, neither the Company nor any Subsidiary owns any real property. All of the leases, subleases and agreements in real property material to the business of the Company, and under which the Company or any Subsidiary has an interest, are in full force and effect, and, except as otherwise disclosed in the Offering Documents or the Company’s Information Record, neither the Company nor any Subsidiary has received any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases, subleases or agreements mentioned above, or affecting or questioning the rights of the Company or any Subsidiary to the continued possession of the property under any such lease, sublease or agreement.

(y)

Mining Claims. Other than as disclosed in the Offering Documents or the Company’s Information Record, all interests in mining claims, concessions, exploitation or extraction rights (“Mining Claims”) to which the Company or any Subsidiary has an interest, are in good standing, are valid and enforceable, and are free and clear of any Liens. No other property rights are necessary for the conduct of the Company’s business as presently conducted; and there are no material restrictions on the ability of the Company to use, transfer or otherwise exploit any such property rights except as required by applicable law.

(z)

Compliance with Laws, Licenses and Permits. The Company and each Subsidiary has conducted and is conducting the business thereof in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business except as set out in the Disclosure Schedule, and possesses such permits, certificates, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to own, lease, stake or maintain Mining Claims and other property interests and to conduct the business now operated by them. All of the Governmental Licenses are valid and in full force and effect.

(aa)

Environmental Laws. Except as set out in the Disclosure Schedule, the Company and each Subsidiary: (i) is in compliance with any and all applicable domestic, foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, conservation, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), except for such failures to comply as would not have a Material Adverse Effect; and (ii) has received all material permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as currently conducted; and is in compliance with all terms and conditions of any such permit, license or approval. Except as set out in the Disclosure Schedule, there have been no past, and there are no pending or threatened, claims, complaints, notices or requests for information received by the Company or any Subsidiary with respect to any alleged violation of any Environmental Law and no conditions exist at, on or under any property now or previously owned, operated or leased by the Company or any Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, individually or in the aggregate, has or may reasonably be expected to have a Material Adverse Effect.

(bb)

Scientific or Technical Information. With respect to the Pebble Project, the Company has duly filed with the applicable regulatory authorities all reports required by NI 43-101 and all such reports comply with the requirements of NI 43-101. The information set forth in the Offering Documents relating to the estimates by the Company of mineral resources with respect to the Pebble Project has been reviewed and verified by a qualified person, as such term is defined in NI 43-101 and has been prepared in accordance with Canadian industry standards set forth in NI 43-101. The method of estimating the mineral resources has been verified by individuals with mining experience. The information upon which the estimates of mineral resources were based, was, at the time of delivery thereof, complete and accurate in all material respects, and there have been no changes to such information since the date of delivery or preparation thereof. All scientific or technical information regarding the Pebble Project disclosed in the Offering Documents or in the Company’s Information Record is based upon information prepared by or under the supervision of a qualified person (as such term is defined in NI 43-101) and such disclosure remains true, complete and accurate as of the date hereof.

(cc)

No Change to Applicable Laws. To the knowledge of the Company, there are no pending or contemplated changes to any applicable law or regulation that would have a Material Adverse Effect, or would reasonably be expected to adversely affect the business or legal environment in which the Company operates.

(dd)

Employment Laws. The Company and each Subsidiary is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, occupational health and safety, pay equity and wages. There is not currently any, or any reasonably foreseeable, labour disruption or conflict involving the Company or any Subsidiary.

(ee)

Employee Plans. Each plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Company or any Subsidiary for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary (the “Employee Plans”) has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans.

(ff)

Employee Indebtedness. The Company does not have any loans or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, or any person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada)) with the Company.

(gg)

Executive Compensation. The directors and officers of the Company and their compensation arrangements with the Company, whether as directors, officers or employees of the Company, are as disclosed in the Company’s Information Record.

(hh)

Insurance. The Company maintains insurance against loss of, or damage to, the fixed assets of the Company and each Subsidiary on a replacement cost basis in accordance with industry standards, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default.

(ii)	Transfer Agent and Registrar. The Transfer Agent has been duly appointed as transfer agent and registrar in respect of the Common Shares.

(jj)

Forms of Certificates. The forms of the certificates representing the Common Shares and the Warrant Certificates have been, or will be prior to the Closing Time, as applicable, duly approved by the Company and comply with the provisions of applicable laws.

(kk)

No Liabilities. Other than as disclosed in the Offering Documents or the Company’s Information Record, neither the Company nor any Subsidiary has any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, other than liabilities, obligations, or indebtedness or commitments incurred in the normal course of business.

(ll)

Materials Provided by the Company. All information and documentation concerning the Company and any Subsidiary, the Units and the Offering that is provided by the Company in connection with this Agreement is accurate and complete in all respects and not misleading and will not omit to state any fact or information which would be material to an agent performing the services contemplated herein.

(mm)

Minute Books. The records of the Company and each Subsidiary that the Company has made available to the Agents and their counsel in connection with their due diligence investigation of the Company contain copies of all proceedings (or certified copies thereof) of the shareholders, the boards of directors and all committees of the boards of directors of the Company and each Material Subsidiary for the indicated period except when the failure to do so would not have a Material Adverse Effect. There have been no other formal meetings, resolutions or proceedings of the shareholders, boards of directors or any committees of the boards of directors of the Company, any Material Subsidiary, or to the knowledge of the Company, any Subsidiary other than a Material Subsidiary, during such period not reflected in such records.

(nn)

No Proceedings for Dissolution. Other than as disclosed in the Disclosure Schedule, no proceedings have been taken, instituted or, to the knowledge of the Company, are pending for the dissolution or liquidation of the Company or any Subsidiary.

(oo)

Use of Proceeds. The net proceeds of the Offering shall be used by the Company pursuant to the description thereof in the Prospectus Supplements. Other than the Company, there is no person that is or will be directly entitled to the net proceeds to the Company from the sale of the Units pursuant to the Offering under the terms of any Material Contract or otherwise.

(pp)

Money Laundering Laws. The operations of the Company and each Material Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”). The operations of each Subsidiary other than Material Subsidiaries are, and to the knowledge of the Company, have been, conducted at all times in compliance with the Money Laundering Laws. No action, suit or proceeding by or before any court of governmental authority or any arbitrator non-governmental authority involving the Company or any Subsidiary with respect to the Money Laundering Laws is, to the knowledge of the Company, pending or threatened.

(qq)

Unlawful Payment. Neither the Company nor any Subsidiary, nor any employee or agent of the Company or any Subsidiary, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or made any payment to any foreign, Canadian, United States or state governmental officer or official, or other person charged with similar public or quasi- public duties, other than payments required or permitted by applicable laws.

6.          Conditions to Purchase Obligation

6.1        The following are the conditions of the Agent’s obligations to complete the Offering and the Purchasers’ obligations to purchase the Units, which conditions the Company covenants to fulfill on or prior to the Closing Date, or the Over-Allotment Closing Date, as applicable, and which conditions may be waived in writing in whole or in part by the Agents:

(a)

the Company shall have made and/or obtained all necessary filings, approvals, consents and acceptances to or from, as the case may be, the Canadian Securities Commissions, the SEC, the NYSE MKT and the TSX, required to be made or obtained by the Company in connection with the Offering, on terms which are acceptable to the Company and the Agents, acting reasonably, prior to the Closing Date or within the prescribed time period following the Closing Date, if applicable, it being understood that the Agents will do all that is reasonably required to assist the Company to fulfil this condition;

(b)

the Company shall have delivered to the Agents, without charge and in such numbers as the Agents may reasonably request, conformed commercial copies of the Canadian Prospectus, the U.S. Prospectus and any Supplemental Material, if applicable;

(c)

the TSX shall have conditionally accepted the listing thereon of the Common Shares, the Warrant Shares and the Warrants, including those securities issued upon the exercise of the Over-Allotment Option, and at the opening of trading on the TSX on the Closing Date, the Common Shares, the Warrant Shares and the Warrants will be listed and posted for trading on the TSX;

(d)	the Common Shares and the Over-Allotment Shares shall have been approved for listing, subject to notice of issuance, on the NYSE MKT;

(e)	the Company’s board of directors shall have duly authorized and approved all matters relating to the Offering;

(f)

the Company shall have delivered a certificate of the Company, signed on behalf of the Company, but without personal liability, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company or such other senior officers of the Company as may be acceptable to the Agents, acting reasonably, addressed to the Agents and its counsel and dated the Closing Date or the Over-Allotment Closing Date, as applicable, certifying that:

(i)

no order ceasing or suspending trading in any securities of the Company or prohibiting the sale of the Units, the Over-Allotment Units or any of the Company’s issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of such officers, threatened,

(ii)

there has been no material change (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company since the date of the Prospectus Supplements which has not been generally disclosed,

(iii)

there has been no change in any material fact (which includes the disclosure of any previously undisclosed material fact) contained in the Offering Documents which fact or change is, or may be, of such a nature as to render any statement in the Offering Documents misleading or untrue in any material respect or which would result in a misrepresentation in the Offering Documents or which would result in the Offering Documents not complying with Applicable Securities Laws,

(iv)

the representations and warranties of the Company contained in this Agreement are true and correct in all respects at the applicable Closing Time, with the same force and effect as if made by the Company as at the applicable Closing Time after giving effect to the transactions contemplated hereby, and

(v)

the Company has complied with all the covenants and satisfied all the terms and conditions of this Agreement on its part to be complied with or satisfied, other than conditions which have been waived by the Agents, at or prior to the applicable Closing Time;

(g)

the Company shall have delivered a certificate of the Company, signed on behalf of the Company, but without personal liability, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, or such other senior officers of the Company as may be acceptable to the Agents, acting reasonably, addressed to the Agents and their counsel and dated the Closing Date or the Over-Allotment Closing Date, as applicable, with respect to:

	(i)	the constating documents of the Company,

	(ii)	the resolutions of the directors of the Company authorizing and approving all matters relating to the Offering, and

	(iii)	the incumbency and signatures of signing officers of the Company;

(h)

the Company shall have caused a favourable legal opinion to be delivered by its legal counsel addressed to the Agents, in form and substance satisfactory to the Agents acting reasonably, in respect of those matters identified in Schedule “A” hereto, subject to the usual and customary assumptions, limitations and qualifications. In giving such opinions, counsel to the Company shall be entitled to rely, to the extent appropriate in the circumstances, upon local counsel or to arrange, to the extent appropriate, for separate opinions of local counsel and shall be entitled as to matters of fact to rely upon a certificate of fact from responsible persons in a position to have knowledge of such facts and their accuracy;

(i)	the Company shall have caused a favourable legal opinion to be delivered by United States counsel addressed to the Agents, in form and substance satisfactory to the Agents, acting reasonably;

(j)	the Company shall have delivered a title opinion with respect to the Pebble Project;

(k)

the Company shall have caused Deloitte LLP to deliver a comfort letter dated the date of this Agency Agreement and prepared for a specified date not more than two Business Days prior to the date of this Agency Agreement, in form and substance satisfactory to the Agents;

(l)

the Company shall have caused Deloitte LLP to deliver an update of its letter referred to in Section (l) above with such changes thereon as may be necessary to bring the information in such letter forward to within two Business Days of the Closing Date or the Over-Allotment Closing Date, as applicable, which changes shall be acceptable to the Agents;

(m)	the Agents shall be satisfied, in their sole discretion, with the due diligence review of the Company and its business, operations and financial condition;

(n)

the Agents shall have received certificates from the Transfer Agent as to the number of Common Shares issued and outstanding as at a date no more than one Business Day prior to the Closing Date or the Over-Allotment Closing Date, as applicable, and stating that they have been duly appointed as transfer agent and registrar for the Common Shares;

(o)

the Company shall have delivered duly executed certificates representing the Common Shares, the Warrants, any Over-Allotment Shares, and any Over-Allotment Warrants, or other electronic evidence of such issuances as the Agents may direct;

(p)	the Company shall have complied with all of its covenants and obligations under this Agreement required to be satisfied at or prior to the applicable Closing Time;

(q)	the Company shall have delivered such further documents as may be contemplated in this Agreement or as the Agents or their counsel may reasonably require;

(r)	FINRA shall not have objected to the fairness or reasonableness of the terms or arrangements under this Agreement; and

(s)

there shall not have occurred, prior to the applicable Closing Time, any material change in relation to the Company or any Subsidiary (actual, anticipated, contemplated or, to the knowledge of the Company, threatened, whether financial or otherwise).

7.          Closing

7.1        The Offering will be completed at the offices of the Company’s counsel in Vancouver, British Columbia at the Closing Time or such other place, date or time as may be mutually agreed to by the Company and the Lead Agent; provided that if the Company has not been able to comply in any material respect with any of the covenants or conditions set out herein required to be complied with by the Closing Time or such other date(s) and time(s) as may be mutually agreed to or such covenant or condition has not been waived by the Agents, the respective obligations of the parties will terminate without further liability or obligation except for payment of the Work Fee, expenses, indemnity and contribution provided for in this Agreement.

7.2        At the Closing Time, the Company shall deliver to the Agents the documents set out in Section 6 against payment of the aggregate purchase price for the Units, net of the Agents’ Fee and reasonable expenses (set out in Section 12 hereof) incurred up to the Closing Date by wire transfer payable to the Company. Any additional expenses of the Agents reasonably incurred in connection with the Offering and required by Section 12 hereof to be paid by the Company, not included in these expenses retained by the Agents, shall be paid by the Company forthwith upon invoices being provided therefor, subject to the limit set out in Section 12. For greater certainty, the expenses of the Agents and its counsel shall be paid at the Closing Time.

7.3        All terms and conditions of this Agreement to be satisfied by the Company prior to the Closing Time shall be construed as conditions and any breach or failure by the Company to comply with any such terms and conditions shall entitle the Agents to terminate their obligations to sell the Units by written notice to that effect given to the Company prior to the Closing Time. It is understood that the Agents may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to their rights in respect of any such terms and conditions or any other subsequent breach or non-compliance; provided that to be binding on the Agents, any such waiver or extension must be in writing.

8.          Over-Allotment Option and Over-Allotment Closing

8.1        The Company hereby grants to the Agents the Over-Allotment Option to offer for sale the Over-Allotment Units at the Offering Price per Over-Allotment Unit, subject to the prior mutual agreement of the Company and the Agents as to the exercise of the Over-Allotment Option. The Over-Allotment Option may be exercised, in whole or in part, at any time on the Closing Date and for a period of thirty (30) days after the Closing Date (the “Exercise Period”), and otherwise in accordance with the provisions of this Agreement. The Agents may exercise the Over-Allotment Option by delivering to the Company written notice of exercise (the “Over-Allotment Notice”), setting out the number of Over-Allotment Units to be offered for sale by the Agents, which notice must be received by the Company not later than 5:00 p.m. (Vancouver time) on the last day of the Exercise Period. Upon furnishing of the Over-Allotment Notice, the Company shall issue and sell in accordance with and subject to the provisions of this Agreement, the number of Over-Allotment Units indicated in the Over-Allotment Notice.

8.2        In the event that the Over-Allotment Option is exercised by the Agents and any of the Over-Allotment Units are sold, the closing shall be held on the Over-Allotment Closing Date at the offices mentioned in Section 7 above, or at such other place as shall be agreed upon by the Agents and the Company.

8.3        At the Closing Time on the Over-Allotment Closing Date, subject to the terms and conditions contained in this Agreement, the Company shall deliver to the Agents the documents set out in Section 6 against payment of the aggregate purchase price for the Over-Allotment Units, net of the Agents’ Fee and reasonable expenses by wire transfer payable to the Company.

8.4        The closing of the Over-Allotment Option shall be conditional upon the satisfaction or waiver by the Agents of the conditions set forth in Section 6, except that, notwithstanding any of the provisions of Section 6, all of such conditions shall be satisfied as at the Closing Time on such Over-Allotment Closing Date.

9.          Termination of Purchase Obligation

9.1        Without limiting any of the other provisions of this Agreement, the Lead Agent will be entitled, in its sole option, to terminate and cancel, without any liability on its part or on the part of the other Agent or the Purchasers, its obligations under this Agreement to sell the Units, by giving written notice to the Company at any time through to the Closing Time, if:

(a)

material change – there shall occur any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the respective businesses, affairs, operations, assets, liabilities (contingent or otherwise), capital or control of the Company or any Subsidiary, change in a material fact with respect to the Company or any Subsidiary, or there should be discovered any previously undisclosed material fact with respect to the Company or any Subsidiary which, in the reasonable opinion of the Agents, has or would be expected to have a Material Adverse Effect on the Company or the market price or value of the Units or other securities of the Company;

(b)	due diligence out – the Agents are not satisfied, in their sole discretion, with the results of their due diligence review of the Company and its Material Subsidiaries;

(c)

regulation out – any order, inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, announced or threatened or made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including, without limitation, the TSX or any securities regulatory authority against the Company or any of the officers, directors or principal shareholders of the Company or any law or regulation is enacted or changed which in the opinion of the Agents, acting reasonably, operates or threatens to prevent, cease or restrict the issuance or trading of the securities of the Company by the Company, its officers, directors or principal shareholders or materially and adversely affects or might, in the reasonable opinion of the Agents, materially and adversely affect the market price or value of the securities of the Company;

(d)

disaster out – if there should develop, occur or come into effect or existence any event, action, state, accident, condition, terrorist event or major financial occurrence of national or international consequence or any law or regulation which in the opinion of the Agents seriously adversely affects, or involves, will or could seriously adversely affect, or involve, the business, operations or affairs of the Company or any Subsidiary, or the profitable distribution of the Units;

(e)

market out – the state of the financial markets in Canada, the United States or elsewhere is such that, in the reasonable opinion of the Agents, the Units cannot be marketed profitably or it would be impractical to offer or continue to offer the Units for sale;

(f)	breach of this agreement – the Agents determine that the Company is in breach of any term, representation, warranty, condition or covenant of this Agreement; and

(g)	delay of closing – the Closing Date fails to occur on or prior to July 8, 2016.

9.2        The Agents shall make reasonable efforts to give notice to the Company (in writing or by other means) of the occurrence of any of the events referred to in this section; provided that neither the giving nor the failure to give such notice shall in any way affect the Agents’ entitlement to exercise this right at any time prior to the Closing Time.

9.3        The Agents’ rights of termination contained in this section are in addition to any other rights or remedies they may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement.

10.        Indemnity

10.1      The Company hereby agrees to indemnify and hold harmless the Agents and their affiliates and each and every one of the directors, officers, employees, shareholders and agents of the Agents (each being hereinafter referred to as an “Indemnified Party”) from and against any and all fees, costs, expenses, losses, claims, actions, damages, fines, penalties or liabilities of any nature whatsoever, joint or several (including the aggregate amount paid in settlement of any actions, suits, proceedings or claims and the fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against an Indemnified Party; to the terms of this Indemnity) (collectively, “Losses”) to which an Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise, insofar as such Losses arise out of, or are based, directly or indirectly, on services rendered to the Company by an Indemnified Party under, or otherwise in connection with, the matters referred to in this Agreement (the “Services”), provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that the Losses as to which indemnification is claimed are caused solely by the gross negligence or wilful misconduct of an Indemnified Party, as applicable.

10.2      If for any reason the foregoing indemnification is unavailable to an Indemnified Party or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and an Indemnified Party on the other hand, but also the relative fault of the Company and an Indemnified Party, as well as any relevant equitable considerations, provided that the Company shall, in any event, contribute to the amount paid or payable by an Indemnified Party as a result of such Losses any excess of such amount over the amount of the fees received by an Indemnified Party for the provision of the Services.

10.3      The Company agrees that, in case any legal proceeding shall be brought against the Company and/or an Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, or if any such persons shall investigate the Company and/or an Indemnified Party and an Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of, the Services, an Indemnified Party shall have the right to employ its own counsel in connection therewith if an Indemnified Party satisfies at least one of the conditions of the paragraph below with respect to retaining separate counsel, and the reasonable fees and expenses of such counsel as well as the reasonable costs and expenses incurred by an Indemnified Party and the cost of time expended by an Indemnified Party, including reasonable out of pocket expenses in connection therewith, shall be paid by the Company as they occur.

10.4      Promptly after receipt of notice of the commencement of any legal proceeding against an Indemnified Party, or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, an Indemnified Party will notify the Company in writing of the commencement thereof. Any failure by an Indemnified Party to so notify the Company shall not relieve the Company from any obligations or liability which it has hereunder, except to the extent that the Company has been materially prejudiced by such failure. In the event of any assertion against an Indemnified Party of any such claim, or the commencement of any such action or proceeding, the Company shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written notice from the Company to an Indemnified Party, to assume the investigation or defense of any such claim, action or proceeding with counsel of the Company’s choice at the Company’s expense; provided, however, that such counsel shall be reasonably satisfactory to an Indemnified Party. Notwithstanding the election of the Company to assume the defense or investigation of any claim, action or proceeding, an Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, and the Company shall bear the reasonable expense of such separate counsel in the circumstances described below. If such defense is assumed by the Company, the Company throughout the course thereof will provide copies of all relevant documentation to an Indemnified Party, will keep an Indemnified Party advised of the progress thereof and will discuss with an Indemnified Party all significant actions proposed. An Indemnified Party shall have the right, at the Indemnitor’s expense, to employ counsel of such indemnified party’s choice, in respect of any action, suit, claim or proceeding, if (i) in the opinion of counsel to an Indemnified Party, there may be defenses available to an Indemnified Party that are in addition to or separate from those available to the Company and, in the opinion of counsel to an Indemnified Party, as applicable, use of counsel of the Company’s choice could reasonably be expected to give rise to a conflict of interest, (ii) the Company shall not have employed counsel reasonably satisfactory to an Indemnified Party, as applicable, to represent the indemnified party or parties within a reasonable time after notice of the institution of any such action or proceedings, or (iii) the Company shall authorize an Indemnified Party to employ separate counsel at the Company’s expense.

10.5      The Company shall not be liable for any settlement of any claim, action or proceeding effected without its written consent (not to be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnitor agrees to indemnify and hold harmless an Indemnified Party from and against any Losses by reason of such settlement of judgment. The Company shall not, without the prior written consent of an Indemnified Party, as applicable, settle, compromise or consent to any judgment or decision in any proceeding in respect of which indemnification may be sought hereunder.

10.6      The indemnity and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to an Indemnified Party and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, an Indemnified Party. The foregoing provisions shall survive the completion of Services or any termination or expiry of the authorization given by the attached engagement agreement and completion, withdrawal or termination of the transaction in respect of which the Services are provided.

11.        Contribution

11.1      In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in Section 10 is, for any reason, held to be unavailable to or unenforceable by the Agents or insufficient to hold the Agents harmless, the Agents and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any action or claim which is the subject of this section but excluding loss of profits or consequential damages) of the nature provided for above in such proportion as is appropriate to reflect not only the relative benefits received by the Company and the Agents but the relative fault of the Company and the Agents in connection with the matters that resulted in such losses and any other equitable considerations or, if such allocation is not permitted by applicable law, in such proportion so that the Agents will be responsible for that portion represented by the percentage that the portion of the Agents’ Fee payable by the Company to the Agents bears to the gross proceeds realized from the sale of the Units, and the Company will be responsible for the balance, provided that, in no event, will the Agents be responsible for any amount in excess of the amount of the Agents’ Fee actually received by it. In the event that the Company may be held to be entitled to contribution from the Agent under the provisions of any statute or law, the Company shall be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims, costs, damages, expenses and liabilities, giving rise to such contribution for which the Agents are responsible, as determined above; and (ii) the amount of the Agents’ Fee actually received by the Agents. Notwithstanding the foregoing, a party guilty of fraudulent misrepresentation or non-compliance with applicable laws shall not be entitled to contribution from the other party.

11.2      Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agreement unless such notice has been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section, except to the extent such party is materially prejudiced by the failure to receive such notice. The right to contribution provided in this section shall be in addition to, and not in derogation of, any other right to contribution which the Agents or the Company may have by statute or otherwise by law.

11.3      The right of the Company to assume the defence of any claim, action, suit or proceeding shall apply as set forth in Section 10 hereof, mutatis mutandis.

11.4      The Company hereby waives its right to recover contribution from the Agents or any other Indemnified Party with respect to any liability of the Company solely by reason of or arising out of any misrepresentation contained in any of the Offering Documents or the Company’s Information Record, other than a misrepresentation made in reliance upon information furnished to the Company by or on behalf of the Agents specifically for use therein or relating solely to the Agents.

12.        Fees and Expenses

12.1      The Company shall, in consideration for the Agents’ due diligence review in connection with the Offering, pay to the Lead Agent a non-refundable fee of $20,000 plus GST ($1,000), being a total of $21,000 (the “Work Fee”), such Work Fee having been paid by the Company, which amount shall be in addition to any amount payable to the Agents as the Agents’ Fee. The Lead Agent shall also be entitled to any ‘step-up’ fees as are customary in syndicated brokered transactions. For greater certainty, such ‘step-up’ fees are not payable by the Company.

12.2      The Company shall pay to the Agents the Agents’ Fee on the Closing Date and on the Over-Allotment Closing Date, if any.

12.3      Whether or not the Offering closes, the Company shall pay all of the Agents’ reasonable expenses related to the Offering, including printing costs, translation costs (if necessary), filing fees and travel costs, and the Agents’ reasonable legal expenses (including all fees, disbursements and any applicable taxes and levies) up to $50,000, excluding taxes.

12.4      The Lead Agent may request, in its sole discretion, an additional retainer (the “Additional Retainer”) for the payment of expenses in excess of $15,000 incurred or to be incurred by the Agents in connection with the Offering. A request from the Lead Agent to the Company for an Additional Retainer will be made in writing. The Company will provide the Lead Agent with the Additional Retainer within 10 days of receipt of request for the same.

12.5      The Work Fee may be increased by up to 30% if extraordinary time and effort are required to be expended in connection with the Offering or the Agents’ due diligence review, provided such extraordinary time and effort has not been caused by the Agents. Extraordinary time and effort will be evidenced by documents such as unusual, or an inordinate number of, queries from any regulatory authority, shareholder complaints or disputes and/or inability to secure customary professional opinions and similar objective evidence. Any such increase will be payable in cash on the Closing Date.

12.6      The Company will pay the expenses referred to in this Section 12 even if the Offering is not completed or this Agreement is terminated, unless the termination is the result of a breach of this engagement by the Agents.

12.7      The Lead Agent may, from time to time, render accounts for its expenses in connection with this Agreement to the Company for payment on or before the payment dates set out in the accounts.

12.8      The Company is solely responsible for the preparation, filing and clearance of the Prospectus Supplements, including all fees of its counsel, auditors and advisors and all stock exchange listing fees and indenture trustee fees.

13.        Agents’ Obligations

13.1      The Agents’ obligations under this Agreement shall be several and not joint, nor joint and several, and the Agents’ respective obligations and rights and benefits hereunder shall be as to the following percentages (“Relevant Proportions”):

Global	80%

IAS	20%

13.2      Notwithstanding the foregoing, any Units to be offered or sold to, or for the account or benefit of, persons in the United States (as defined under Regulation S under the U.S. Securities Act) (in any case, a “U.S. Purchaser”), will be offered and sold solely by the U.S. Selected Dealer, pursuant to the terms of the U.S. Selected Dealer Agreement attached hereto as Schedule “B”. The U.S. Selected Dealer shall offer Units for sale only in the jurisdictions in the United States where they may be lawfully offered for sale in accordance with applicable United States federal and state securities laws. The U.S. Selected Dealer will be the only entity entitled to commission from the sale of Units to any U.S. Purchasers.

13.3      Except with respect to Sections 10 and 11 hereof, the Agents agree that Global will have the authority to act on, and to deliver, any notice, extension, waiver, request or other communication or agreement on behalf of the Agents and the Company will be entitled to act on any such notice, extension, waiver, request or other communication or agreement.

13.4      The Company acknowledges that the Agents and their affiliates carry on a range of businesses, including providing stockbroking, investment advisory, research, investment management and custodial services to clients and trading in financial products as agent or principal. It is possible that the Agents and other entities in their respective groups that carry on those businesses may hold long or short positions in securities of companies or other entities, which are or may be involved in the transactions contemplated in this Agreement and effect transactions in those securities for their own account or for the account of their respective clients. The Company agrees that these divisions and entities may hold such positions and effect such transactions without regard to the Company’s interests under this Agreement.

13.5      The Company hereby acknowledges that the Agents are acting solely as agents in connection with the Offering. The Company further acknowledges that the Agents are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Agents act or be responsible as a fiduciary to the Company, its management, shareholders, creditors or any other person in connection with any activity that the Agents may undertake or have undertaken in furtherance of such offer and sale of the Units, either before or after the date hereof. The Agents hereby expressly disclaim any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Agents agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Agents to the Company regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Company’s securities, do not constitute advice or recommendations to the Company. The Company and the Agents agree that the Agents are acting as principal and not the agent or fiduciary of the Company and no Agent has assumed, and no Agent will assume, any advisory responsibility in favour of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Agent has advised or is currently advising the Company on other matters).

14.        Survival of Warranties, Representations, Covenants and Agreements

All representations, warranties, covenants and agreements of the Company herein contained or contained in documents delivered or required to be delivered pursuant to this Agreement shall survive the sale by the Company of the Units and shall continue in full force and effect for the benefit of the Agents regardless of the Closing and regardless of any investigation which may be carried on by the Agents or on their behalf until the Survival Limitation Date. For greater certainty, and without limiting the generality of the foregoing, the provisions contained in this Agreement in any way related to the indemnification of the Agents by the Company or the contribution obligations of the Agents or those of the Company shall survive and continue in full force and effect, for the applicable limitation period prescribed by law; provided that this shall not affect the Survival Limitation Date of the representations, warranties, covenants and agreements of the Company set forth herein.

15.        General Contact Provisions

15.1      Any notice or other communication to be given hereunder shall be in writing and shall be given by delivery or by telecopier (fax), as follows:

if to the Company:

Northern Dynasty Minerals Ltd.
Suite 1500, 1040 West Georgia Street
Vancouver, British Columbia V6E 4N1

Attention:           Trevor Thomas, Corporate Secretary
Fax Number:        (604) 681-2741

with a copy to:

McMillan LLP
Royal Centre, 1055 West Georgia Street
Suite 1500, PO Box 11117
Vancouver, British Columbia V6E 4N7

Attention:           Bernhard Zinkhofer
Fax Number:        (604) 685-7084

or if to the Agents:

Global Securities Corporation
11th Floor, 595 Burrard Street
Vancouver, British Columbia V7X 1C4

Attention:           Adam Garvin
Fax Number:        (604) 682-1495

with a copy to:

Clark Wilson LLP
Suite 900 – 885 West Georgia Street
Vancouver, British Columbia V6C 3H1

Attention:           Angela Blake
Fax Number:        (604) 687-6314

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or four hours after being telecopied and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

15.2      This Agreement, including the schedules hereto, constitutes the entire agreement between the Agents and the Company relating to the subject matter hereof and supersedes all prior agreements between the Agents and the Company with respect to their respective rights and obligations in respect of the Offering, including the engagement letter between the Lead Agent and the Company dated April 1, 2016.

15.3      Time shall be of the essence for all provisions of this Agreement.

15.4      Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

15.5      This Agreement may be executed by telecopier or in PDF format and in one or more counterparts which, together, shall constitute an original copy hereof as of the date first noted above.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

If this Agreement accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Company, please communicate your acceptance by executing where indicated below.

Yours very truly,

GLOBAL SECURITIES CORPORATION

Per:	“Adam Garvin”
Name: Adam Garvin
Title: Vice-President, Corporate Finance

INDUSTRIAL ALLIANCE SECURITIES INC.

Per:	“Richard Legault”
Name: Richard Legault
Title: President

The foregoing is hereby accepted on the terms and conditions herein set forth.

DATED as of this 26th day of May, 2016.

NORTHERN DYNASTY MINERALS LTD.

Per:	“Ronald W. Thiessen”
Name: Ronald W. Thiessen
Title: President and Chief Executive Officer

SCHEDULE “A”

FORM OF OPINION OF THE COMPANY’S COUNSEL

This is Schedule “A” to the Agency Agreement dated May 26 , 2016 between Northern Dynasty Minerals Ltd. and Global Securities Corporation and Industrial Alliance Securities Inc.

The opinion of the Company’s counsel shall be in respect of the following matters:

(i)

the Company is a corporation existing under the BCBCA and has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its property and assets;

(ii)	the Company is authorized to issue an unlimited number of common shares;

(iii)	as to the authorized issued and outstanding capital of the Company;

(iv)	the Company has all necessary corporate power, authority and capacity to execute, deliver and perform its obligations under this Agreement and to issue and sell the Units;

(v)

all necessary corporate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and thereunder, and this Agreement has been executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the rights of creditors generally and subject to such other standard assumptions and qualifications including the qualifications that equitable remedies may be granted in the discretion of a court of competent jurisdiction and that enforcement of rights to indemnity, contribution and waiver of contribution set out in this Agreement may be limited by applicable law;

(vi)	all necessary corporate action has been taken by the Company to authorize the execution and delivery of each of the Canadian Prospectus and the filing thereof with the Securities Commissions;

(vii)	the rights, privileges, restrictions and conditions attaching to the Units are accurately summarized in all material respects in the Prospectus Supplement;

(viii)	upon the payment therefor, the Units and any Over-Allotment Units will be validly issued as fully paid and non-assessable securities in the capital of the Company;

(ix)

that the Securities are “qualified investments” under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, registered disability savings plans, deferred profit sharing plans, registered education savings plans and tax-free savings accounts;

(x)

the execution and delivery of this Agreement, the fulfilment of the terms hereof by the Company and the issuance and delivery of the Units by the Company at the Time of Closing do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with any of the terms, conditions or provisions of (A) any statute, rule or regulation applicable to the Company, of British Columbia or federal law of Canada applicable in British Columbia, except for where such conflict, breach, violation or default would not have a Material Adverse Effect or result in an adverse material change to the Company; (B) the constating documents of the Company or any resolutions of the shareholders or directors of the Company; (C) any Material Contract to which the Company is a party or by which it is bound; or (D) any judgment, decree or order binding the Company or the property or assets of the Company;

(xi)	Computershare Investor Services Inc. has been duly appointed as transfer agent and registrar for the common shares of the Company;

(xii)	Computershare Trust Company of Canada has been duly appointed as the warrant agent for the Warrants;

A-2

(xiii)	the Company is a “reporting issuer” in each of the Qualifying Provinces and it is not listed as in default of any requirement of the Applicable Securities Laws in any of the Qualifying Provinces;

(xiv)

all necessary documents have been filed, all requisite proceedings have been taken and all approvals, permits and consents of the appropriate regulatory authority in each of the Qualifying Provinces have been obtained by the Company to qualify the distribution of the Common Shares and Warrants, and any Over- Allotment Shares and Over-Allotment Warrants, in each of the Qualifying Provinces through persons who are registered under applicable legislation and who have complied with the relevant provisions of such applicable legislation;

(xv)	as to the issuance of the Warrant Shares and any Over-Allotment Warrant Shares under Applicable Securities Laws and the first trade thereof; and

(xvi)

the Common Shares, the Warrants, the Warrant Shares, the Over-Allotment Shares, the Over-Allotment Warrant Shares and the Over-Allotment Warrants have been conditionally approved for listing on the TSX.

SCHEDULE “B”

U.S SELECTED DEALER AGREEMENT

[see attached]

May 26, 2016

IA Securities (USA) Inc.
900 – 26 Wellington St. E.
Toronto ON M5E 1S2
Mark Arthur, Chief Executive Officer

Dear Gentlemen:

Re: Northern Dynasty Minerals Ltd. – U.S. Selected Dealer

Global Securities Corporation and Industrial Alliance Securities Inc. (together, the “Agents”) have been engaged to act as placement agent for the offering by Northern Dynasty Minerals Ltd. (the “Issuer”) of units consisting of common shares and warrants (the “Offered Units”), for gross proceeds of up to $14,000,000, upon and subject to the terms and conditions of an agency agreement dated May 26, 2016 (the “Agency Agreement”) among the Agents and the Issuer (the “Offering”).

U.S. Placement Agent

The Agents have requested that IA Securities (USA) Inc. (the “U.S. Selected Dealer”) act as the exclusive United States selected dealer in respect of any Offered Units to be offered or sold in the Offering to, or for the account or benefit of, persons in the United States (as defined under Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”)) (the “U.S. Offering”). The offer and sale of the Offered Units will be undertaken pursuant to certain exemptions from the registration requirements of the 1933 Act and applicable state securities laws.

The U.S. Selected Dealer will comply with all applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities and Exchange Commission, including, without limitation, the requirements of FINRA Rules 5110, 5121, 5130, 5131 and 5141 and Rule 15c2-8 under the United States Securities Exchange Act of 1934, as amended, to the extent any or all such rules are applicable to the Offering. The U.S. Selected Dealer will make all filings and applications to FINRA as are necessary in connection with the Offering.

The Agents will make available to the U.S. Selected Dealer copies (which may, to the extent permitted by law, be in electronic form) of each prospectus, prospectus supplement or similar offering document, and any preliminary version thereof. The U.S. Selected Dealer will comply with the applicable United States federal and state laws, and the applicable rules and regulations of any regulatory body promulgated thereunder, and the applicable laws, rules and regulations of any non-United States jurisdiction, governing the use and distribution of offering materials by brokers and dealers.

Commission

The commission payable to the U.S. Selected Dealer will be equal to 2.0% of the gross proceeds of the sale of Offered Units to U.S. Purchasers (as defined in the Agency Agreement). The U.S. Selected Dealer will be the only entity entitled to commission from the sale of Offered Units to U.S. Purchasers.

Closing Date:

Closing of the Offering will be on such date as is mutually agreed upon between the Agents and the Issuer (the “Closing Date”).

Offering Terms

The U.S. Offering shall be undertaken upon the terms and conditions set forth in the Agency Agreement, and the U.S. Selected Dealer hereby represents and warrants to the Agents, for the benefit of the Issuer and the Agents, as of the date hereof and as of the date of any offer by such persons and subsequent sale by the Issuer of the Offered Units, that the U.S. Selected Dealer, its affiliates and any persons acting on its or their behalf has complied with the terms and conditions of the Agency Agreement.

The U.S. Selected Dealer agrees to immediately notify the Agents in writing should any of the representations or warranties set forth herein no longer be accurate or complete.

In the event that a closing is not completed for any reason, all subscription funds received, if any, will be returned to the subscribers without interest or deduction, and no commission will be payable to the U.S. Selected Dealer.

Bad Actor

The U.S. Selected Dealer represents, warrants, covenants and agrees that none of it, its respective general partners or managing members, its directors or executive officers, any of its other officers participating in the Offering, or any person that will be paid, directly, or indirectly, for the solicitation of purchasers in connection with the offer and sale of the Offered Units, is subject to any “Bad Actor” disqualification event.

Qualification for Sale

The U.S. Selected Dealer shall offer Offered Units for sale only in the jurisdictions in the United States where they may be lawfully offered for sale in accordance with the applicable United States federal and state securities laws, at the subscription price and in accordance and compliance with the terms and conditions of the Agency Agreement.

Delivery and Payment

Certificates representing the Offered Units, both common shares and warrants, will be available for delivery on the Closing Date in exchange for payment therefor.

Reasonable Efforts; No Obligation

The U.S. Selected Dealer is under no obligation nor has it informed any persons that it will sell any Offered Units. The U.S. Selected Dealer will use its commercially reasonable efforts to attempt to sell the Offered Units. The U.S. Selected Dealer will have no liability for failure to sell any Offered Units.

Cancellation

This offer to participate as the U.S. selected dealer is made by the Agents to the U.S. Selected Dealer on and subject to the terms and conditions set forth herein and is also made on the express understanding that the agreement between the U.S. Selected Dealer and the Agents resulting from the U.S. Selected Dealer’s acceptance of this offer is at all times subject to the provisions of the Agency Agreement. In particular, the Agents’ obligations to the U.S. Selected Dealer hereunder will be terminated without prior notice to the U.S. Selected Dealer and without liability to the U.S. Selected Dealer if Global Securities Corporation, in its discretion, exercises its rights to terminate or withdraw from the Offering or if the Agency Agreement is otherwise terminated.

Governing Law

This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the province of British Columbia without regard to the conflicts of law principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or provincial court located in the city of Vancouver. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and provincial courts located in Vancouver and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Vancouver. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

Acceptance, Etc.

If the foregoing accurately reflects the agreement among the Agents, the Issuer and the U.S. Selected Dealer, please acknowledge and confirm your agreement by signing a copy of this letter at the place indicated below and return to the Agents one fully-executed copy to the attention of the undersigned. This Agreement may be executed in counterparts and may be sent by facsimile or other form of electronic transmission and shall become effective on the date first appearing above.

Representations; Warranties; Covenants

All representations, warranties and covenants made by the Issuer to the Agents in the Agency Agreement are expressly incorporated by reference into this Agreement from the Issuer to the U.S. Selected Dealer.

Sincerely yours,

Global Securities Corporation

By: _____________________________________________
       Name:
       Title:

Industrial Alliance Securities Inc.

By: _____________________________________________
       Name:
       Title:

Accepted by the U.S. Selected Dealer as of the date first set forth above:

IA Securities (USA) Inc.

By: _____________________________________________
       Name:
       Title: